Exhibit 1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (hereinafter the "Agreement") is entered into as of this 19th day of February, 2009, by and among Explorations Group, Inc., a Delaware corporation ("Explorations"), Hawk Acquisition Corp. (“MergerSub”), a Florida corporation, and Hawk Biometric Technologies, Inc., a Florida corporation ("Hawk Biometric").

RECITALS:

WHEREAS, the respective Boards of Directors of Explorations, Hawk Biometric and MergerSub have each approved the merger of Hawk Biometric with and into MergerSub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Class A common stock, no par value and Class B common stock, no par value, of Hawk Biometric (collectively, the Hawk Biometric Class A common stock and Class B common stock shall be referred to herein as the "Hawk Biometric Common Stock"), will be converted into the right to receive two one-hundredths (.02) of a share of Explorations Convertible Series B Preferred stock, par value $.01 per share ("Series B Preferred Stock").

WHEREAS, the respective Boards of Directors of Explorations, Hawk Biometric and MergerSub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

WHEREAS, Explorations, Hawk Biometric and MergerSub intend that the merger of Hawk Biometric with and into MergerSub will quality as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

MERGER

1.           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 607 of the Florida Statutes (the “Florida Law”), Hawk Biometric shall be merged with and into MergerSub at the Effective Time (as defined in Section 4), and in connection therewith:

(a)           except to the extent provided or permitted by the Florida Law, MergerSub shall merge with and into Hawk Biometric, the separate existence of MergerSub shall cease and terminate, and Hawk Biometric shall continue as the surviving corporation and as a wholly-owned subsidiary of Explorations (Hawk Biometric as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”);

(b)           all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of Hawk Biometric and MergerSub shall vest in the Surviving Corporation;

(c)           all of the assets and property of Hawk Biometric and MergerSub of every kind, nature and description (real, personal and mixed and both tangible and intangible) and every interest therein, wheresoever located, including, without limitation, all debts or other obligations belonging or due to Hawk Biometric or MergerSub, all claims and all causes of action, shall be, and be deemed to be, vested, absolutely and unconditionally, in the Surviving Corporation; and

(d)           all debts and obligations of Hawk Biometric or MergerSub, all rights of creditors of Hawk Biometric or MergerSub and all liens or security interests encumbering any of the property of Hawk Biometric or MergerSub shall be vested in the Surviving Corporation and shall remain in full force and effect without modification or impairment and shall be, and be deemed to be, enforceable against the Surviving Corporation and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Corporation in its own name and for its own behalf.  Without limiting the generality of the foregoing, Surviving Corporation specifically assumes all continuing obligations which Hawk Biometric or MergerSub would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Corporation’s Certificate of Incorporation, By-Laws and pursuant to the Florida Law, with respect to any and all claims arising out of actions taken or omitted by such officers and directors prior to the Effective Time.

2.           Instruments of Conveyance.  Without limiting the generality of the provisions of Section 1 hereof and/or the succession provisions of applicable law, the officers and directors of Hawk Biometric last in office shall (to the extent they, or any of them, possess and/or may exercise the power to do so) execute, deliver and/or record such deeds and/or other instruments of transfer and/or conveyance, and take or cause to be taken, such other and further actions, as the case may be, as shall be reasonably requested by MergerSub or its legal counsel, to vest, perfect, confirm, implement the transfer of, or establish in the name, on behalf or for the account or the benefit of, title to, and/or possession of, any or all of the assets, property, property interests, rights, privileges, immunities, powers and franchises owned and/or exercisable by Hawk Biometric (or in which Hawk Biometric had an interest and/or the power to exercise immediately prior to the Effective Time) and which was vested, or intended to be vested, in MergerSub pursuant to the provisions of this Agreement and the Merger.

3.           Closing.  The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles 4 and 5, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location as is agreed to by the parties hereto.

4.           Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the Florida Law and shall make all other filings or recordings required under the Florida Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Florida, or at such subsequent date or time as the parties shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

5.           Certificate of Incorporation and By-laws of the Surviving Corporation.   The Certificate of Incorporation of Hawk Biometric, as amended and in effect prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (the "Surviving Certificate of Incorporation"). The By-laws of Hawk Biometric, in effect prior to the Effective Time, shall be the By-laws of the Surviving Corporation (the "Surviving By-laws").

6.           Boards, Committees and Officers.  Prior to the Effective Time, Explorations shall adopt resolutions in form and substance reasonably acceptable to Hawk Biometric, establishing, among other things that, the Board of Directors and Officers of Explorations and Hawk Biometric from and after the Effective Time shall be comprised solely of the nominees of Hawk Biometric.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

1.           Exchange of Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Hawk Biometric Common Stock:

(a)           Conversion of Capital Stock.  Each issued and outstanding share of Hawk Biometric Common Stock shall be converted into the right to receive two-one hundredths (.02) of a validly issued, fully paid and nonassessable share of Series B Preferred Stock (the “Merger Consideration”).

(b)           All outstanding shares of Hawk Biometric common stock shall be deemed, after the Effective Time, to be owned by Explorations.  The holders of such certificates previously evidencing shares of Hawk Biometric Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of Hawk Biometric Common Stock except as otherwise provided herein or by law.

(c)           Any shares of Hawk Biometric Common Stock held in the treasury of Hawk Biometric immediately prior to the Closing Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d)           Delivery of Certificates. Explorations shall deliver to the Hawk Biometric Shareholders, stock certificates representing the Merger Consideration.  At the Closing, Hawk Biometric will use its best efforts to cause the Hawk Biometric Stockholders to surrender for cancellation certificates representing the Hawk Biometric Common Stock against delivery of certificates representing the Explorations Shares. In the event that any Hawk Biometric Shareholder's certificates have been lost, stolen or destroyed, such Hawk Biometric shareholder will be entitled to receive the Merger Consideration only after providing an affidavit of loss and indemnity bond, in form reasonably satisfactory to Explorations.

2.           No Fractional Securities.  Notwithstanding any other provision of this Agreement, no certificates or scrip for shares of capital stock representing less than one share of Series B Preferred Stock shall be issued upon the surrender for exchange of Hawk Biometric certificates.

3.           Tax Treatment. The Merger is intended to constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and the parties shall not report the transaction on any tax return in a manner or take any action inconsistent therewith.

4.           Restricted Stock.  The shares of the Series B Preferred Stock to be issued to the Hawk Biometric shareholders shall be deemed to be “restricted securities” as defined by Rule 144(a)(3) under the Securities Act of 1933, as amended (the “ Securities Act ”).  The certificates evidencing such shares shall bear the following restrictive legend:

“The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or otherwise transferred unless registered under the Securities Act or there is an opinion from counsel to the company that such sale or other transfer may be made pursuant to an exemption from the registration requirement of the Securities Act.”

5.           Other Events Occurring at Closing.  At Closing, the following shall be accomplished:

(a)           The resignation of the existing Explorations officers and directors and appointment of new officers and directors as directed by Hawk Biometric;

ARTICLE III

REPRESENTATIONS AND WARRANTIES

 1.           Representations of Hawk Biometric. Hawk Biometric hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date and Effective Time:

(a)           Immediately prior to the  Closing, the outstanding capitalization of Hawk Biometric shall consist of no more than 30,000,000 shares of Hawk Biometric Common Stock. The Hawk Biometric Stockholders listed on the attached Exhibit "A" are the sole record and beneficial owners of the issued and outstanding common stock of Hawk Biometric. The shares Hawk Biometric Common Stock are free from claims, liens, or other encumbrances, and at the Closing Date said Hawk Biometric Stockholder will have good title and the unqualified right to transfer and dispose of such shares Hawk Biometric Common Stock.

(b)           Hawk Biometric has no outstanding or authorized capital stock, warrants, options or convertible securities except as set forth on Exhibit “A”.

(c)           The Hawk Biometric audited financial statements for the period from its inception through September 30, 2008 (the “Hawk Biometric Audited Financial Statements”) are true and accurate, in accordance with the books and records of Hawk Biometric, and present fairly in all material respects the financial position and results of operations of Hawk Biometric as of the times and for the periods referred to therein, in each case in accordance with generally accepted accounting principles under current United States accounting rules and regulations, consistently applied (“ GAAP ”).  All of the financial books and records of Hawk Biometric have been made available to Explorations, and such books and records completely and fairly record in all material respects Hawk Biometric’s financial affairs, which would normally be recorded in financial books and records. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the Hawk Biometric Audited Financial Statements or in any exhibit thereto or notes thereto other than liabilities, contracts or obligations incurred in the ordinary course of business; and no such liabilities, contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Hawk Biometric as reflected in the Hawk Biometric Audited Financial Statements. Hawk Biometric has good title to all assets shown on the Hawk Biometric Audited Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record.

(d)           Since the date of the Hawk Biometric Audited Financial Statements, there have not been any material adverse changes in the financial position of Hawk Biometric except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Hawk Biometric.

(e)           Hawk Biometric is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the Hawk Biometric Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Hawk Biometric.

(f)           Hawk Biometric is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on Hawk Biometric.

(g)           Hawk Biometric has (or, by the Closing Date, will have) filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

(h)           Hawk Biometric has not materially breached any material agreement to which it is a party. Hawk Biometric has previously given Explorations copies or access thereto of all material contracts, commitments and/or agreements to which Hawk Biometric is a party including all relationships or dealings with related parties or affiliates.

(i)           Hawk Biometric has no subsidiaries.

(j)           Hawk Biometric has made all material corporate financial records, minute books, and other corporate documents and records available for review to present management of Explorations prior to the Closing Date, during reasonable business hours and on reasonable notice.

(k)           The execution of this Agreement does not materially violate or breach any material agreement or contract to which Hawk Biometric is a party and has been duly authorized by all appropriate and necessary corporate action under other applicable law and Hawk Biometric, to the extent required, has obtained all necessary approvals or consents required by any agreement to which Hawk Biometric is a party.

(l)           All disclosure information provided by Hawk Biometric which is to be set forth in disclosure documents of Explorations or otherwise delivered to Explorations by Hawk Biometric for use in connection with the transaction described herein is true, complete and accurate in all material respects.

2.           Representations of Explorations. Explorations hereby represents and warrants as follows, each of which representations and warranties shall continue to be true as of the Closing Date and Effective Time:

(a)  As of the Closing Date, the Series B Preferred Stock, to be issued and delivered to the Hawk Biometric Stockholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of Series B Preferred Stock, fully-paid and non-assessable.  Each share of Series B Preferred Stock shall be convertible into one hundred (100) shares of Explorations common stock, par value $0.01, at any time after the completion of a 1-for-6 reverse stock split being conducted by Explorations.  The Certificate of Designation for the Series B Preferred Stock as attached hereto as Exhibit “B”, has been duly filed with the Secretary of State of the State of Delaware.

(b)           Explorations has the corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including the board of directors of Explorations.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Explorations is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Explorations or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of Explorations.

(c)           Explorations has delivered to Hawk Biometric a true and complete copy of Form 10-Q for the period ending September 30, 2008 (the " Explorations Financial Statements").  The Explorations Financial Statements are complete, accurate and fairly present the financial condition of Explorations as of the dates thereof and the results of its operations for the periods then ended.  There are no liabilities or obligations either fixed or contingent not reflected therein.  The Explorations Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Explorations as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

(d)           Since September 30, 2008, there have not been any material adverse changes in the financial condition of Explorations.

(e)           Explorations is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or proceeding not reflected in the Explorations Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting Explorations, its management or its properties. Explorations has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

(f)           Explorations is duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

(g)           Explorations has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on Explorations, and has paid or made adequate provision in the Explorations Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Explorations is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

Each such tax return or report is correct and complete in all material respects and fully discloses and does not understate the income, taxes, expenses, deductions and credits for the period to which it relates.  Up to and including the Closing Date, no claim has been made against Explorations by any authority in a jurisdiction in which it does not file a return that it is or may be subject to any taxes in that jurisdiction. Explorations has not received notice of any actions, suits, proceedings, investigations or claims pending or threatened against Explorations in respect of any taxes nor are any matters relating to any taxes under discussion with any governmental authority.

(h)           Except as disclosed in Exploration’s SEC filings, there are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of Explorations, except as contemplated in this Agreement and there exist no liens or other securities interests in any assets of Explorations.

(i)           The corporate financial records, minute books, and other documents and records of Explorations have been made available to Hawk Biometric prior to the Closing, shall be delivered to new management of Explorations at Closing and are correct and accurate in all material respects and reflect all decisions made by the Board of Directors and the shareholders of Explorations.

(j)           Explorations has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that Explorations has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound.  The execution and performance hereof will not violate any provisions of applicable law or any agreement to which Explorations is subject. Explorations hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to Explorations all relationships or dealings with related parties or affiliates.

(k)           Explorations common stock is currently approved for quotation on the OTC Bulletin Board under the symbol "EXGI" and there are no stop orders in effect or contemplated with respect thereto and no facts exist which may give rise there. Explorations has filed all reports required to be filed by Explorations pursuant to the Securities Act of 1934, as amended. Explorations has not been informed, and has no reason to believe, that its common stock will be delisted or suspended by FINRA. Explorations has fully complied will all applicable securities laws and regulations and is not in default of any of its obligations thereunder.

(l)           All information regarding Explorations which has been provided to Hawk Biometric or otherwise disclosed in connection with the transactions contemplated herein, is true, complete and accurate in all material respects. Explorations has provided to Hawk Biometric all material information regarding Explorations.

(m)           Immediately prior to the  Closing, the outstanding capitalization of Explorations shall consist of no more than 30,000,000 shares of common stock, without giving effect to the Reverse Stock Split. As of Closing, after giving effect to all matters contemplated herein including the Merger Consideration, the outstanding capitalization of Explorations shall consist of no more than 30,000,000 shares of common stock and 600,0000 shares of Series B Preferred Stock, without giving effect to the Reverse Stock Split, all of which shares are or shall be duly issued, fully paid and non-assessable and were or shall be issued in compliance with applicable securities laws.  Immediately upon the effectuation of the Reverse Stock Split, the outstanding capitalization of Explorations shall consist of no more than 5,000,000 shares of common stock and 600,000 of Series B Preferred Stock and upon the conversion of all shares of Series B Preferred Stock into shares of Explorations common stock, the outstanding capitalization of Explorations shall consist of no more than 65,000,000 shares of common stock.

(n)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Explorations, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, except for compliance with applicable securities laws and the filing of all documents necessary to consummate the transaction with any governmental entity, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Explorations is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of Explorations or the funds being delivered in connection herewith, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of Explorations.

(o)           Explorations does not have any agreements of any nature to acquire, directly or indirectly, any shares of capital stock, or other equity or ownership interest in, any person, firm or corporation, or its assets.

(p)           There is no requirement to make any filing, give any notice to or obtain any license, permit, certificate, regulation, authorization, consent or approval of, any governmental or regulatory authorities as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the filings, notifications, consents and approvals described in this Agreement.

(q)           Explorations is in compliance in all material respects with applicable Federal, state and local laws, statutes, regulations, orders, directives and decisions rendered by any legislature, department, administrative or regulatory agency (“Environmental Laws”) relating to the protection of the environment, occupational health and safety or the use, storage, disposal, transport, handling, remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic or hazardous wastes or substances (“Hazardous Substances”).

Explorations has not used or permitted to be used, except in compliance in all material respects with all Environmental Laws, its office space, to store, deposit, dispose or of handle any Hazardous Substances.

Explorations has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its business under all applicable Environmental Laws.

Explorations has never received any notice of any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of demand letters, requests for information, notices of violation, investigations or proceedings pending or threatened against Explorations in connection with the conduct of its business relating in any way to any Environmental Laws.

(r)           All disclosure information provided by Explorations which was delivered to Hawk Biometric for use in connection with the transaction described herein is true, complete and accurate in all material respects.

ARTICLE III

CONDITIONS PRECEDENT

1.  Conditions Precedent to the Obligations of Hawk Biometric.  All obligations of Hawk Biometric under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:

(a)           The representations and warranties by or on behalf of Explorations contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Effective Time and Closing Date as though such representations and warranties were made at and as of such time.

(b)           Explorations shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

(c)           On or before the Closing, the board of directors of Explorations, the board of directors of MergerSub and the shareholders representing a majority interest of the outstanding common stock of MergerSub, shall have approved in accordance with applicable state corporation law and Federal securities laws (i) the execution and delivery of this Agreement and (ii) the consummation of the transactions contemplated herein.

(d)           On or before the Closing Date, Explorations shall have delivered to Hawk Biometric certified copies of resolutions of the board of directors of Explorations approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Explorations to comply with the terms of this Agreement including the election of Hawk Biometric 's nominees to the Board of Directors of Explorations and all matters outlined herein.

(e)           The Merger shall be permitted by applicable law.

(f)           As of the Closing, the existing officers and directors of Explorations shall have resigned in writing from all positions as directors and officers of Explorations effective upon the election and appointment of the Hawk Biometric nominees.

(g)           At the Closing, all instruments and documents delivered to Hawk Biometric and Hawk Biometric Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Hawk Biometric.

(h)           The shares of Series B Preferred Stock to be issued to the Hawk Biometric Stockholders will be validly issued, nonassessable and fully-paid under Delaware corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

2.  Conditions Precedent to the Obligations of Explorations and MergerSub.  All obligations of Explorations under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)           The representations and warranties by Hawk Biometric contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(b)           Hawk Biometric shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with prior to or at the Closing;

3.  Nature and Survival of Representations.  All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

ARTICLE IV

DOCUMENTS DELIVERED AT CLOSING

1.  Documents at Closing.  At the Closing, the following documents shall be delivered:

(a)           Hawk Biometric will deliver, or will cause to be delivered, to Explorations the following:

(i)           a certificate executed by the President and Secretary of Hawk Biometric to the effect that all representations and warranties made by Hawk Biometric under this Agreement are true and correct as of the Closing, the same as though originally given to Explorations on said date;

(ii)           a certificate from the jurisdiction of incorporation of Hawk Biometric dated at or about the Closing to the effect that Hawk Biometric is in good standing under the laws of said jurisdiction;

(iii)           such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iv)           certified copies of resolutions adopted by the shareholders and directors of Hawk Biometric authorizing this transaction; and

(v)           all other items, the delivery of which is a condition precedent to the obligations of Hawk Biometric as set forth herein.

(b)           Explorations will deliver or cause to be delivered to Hawk Biometric:

(i)           stock certificates representing the Merger Consideration;

(ii)           a certificate of the President of Explorations, to the effect that all representations and warranties of Explorations made under this Agreement are true and correct as of the Closing, the same as though originally given to Hawk Biometric on said date;

(iii)           certified copies of resolutions adopted by Explorations’ board of directors authorizing the Merger and all related matters described herein;

(iv)           certificate from the jurisdiction of incorporation of Explorations dated at or about the Closing Date that Explorations is in good standing under the laws of said state;

(v)           such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(vi)           resignation of the existing officers and directors of Explorations; and

(vii)           all corporate and financial records of Explorations.

ARTICLE VI

INDEMNIFICATION

           1.  Indemnification.  For a period of one year from the Closing, Explorations agrees to indemnify and hold harmless Hawk Biometric and the Hawk Biometric Shareholders, and Hawk Biometric agrees to indemnify and hold harmless Explorations, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

ARTICLE VII

POST CLOSING COVENANTS

1.           Reverse Stock Split.  Explorations shall cause the Reverse Stock Split to be effectuated.

2.           Spin Out of Pre-Closing Assets.  Explorations shall use it best efforts to effectuate a spin out of the Explorations Park Pro, Inc. subsidiary to those Explorations stockholders of record as of the last trading day prior to the Closing, at the expense of Park Pro, Inc.

ARTICLE VIII

MISCELLANEOUS

1.           Miscellaneous.

(a)           Public Announcement. Until the Closing, Hawk Biometric shall not make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of Explorations except as required by law.

(b)           Further Assurances.  At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(c)           Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

(d)           Amendment.  This Agreement may be amended only in writing as agreed to by all parties hereto.

(e)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

(f)           Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

(i)           Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(j)           Entire Agreement.  This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(k)           Severability.  If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Explorations Group, Inc.

By: /s/ Eric Brown
Title: President

Hawk Acquisition Corp.

By: /s/ Eric Brown
Title: President

Hawk Biometric Technologies, Inc

By: /s/ David Coriaty
Title: President